File pursuant to Rule 433
Registration Statement No. 333-165451
April 27, 2010
For Immediate Release
Southwest Bancorp, Inc. Announces Pricing of $50 Million
Underwritten Public Offering of Common Shares
April 27, 2010, Stillwater, Oklahoma. Southwest Bancorp, Inc. (NASDAQ Global Select Market—OKSB), (“Southwest”), today announced that it has priced its underwritten public offering of $4,000,000 shares of common stock at a price to the public of $12.50 per share for net proceeds of approximately $47 million. The offering was increased from the previously announced offering size of approximately $40 milliom. The offering is expected to close on April 29, 2010.
     The proceeds from the offering will be used to increase the Company’s working capital and for general corporate purposes, including investment in its banking subsidiaries, Stillwater National Bank and Trust Company and Bank of Kansas. Pending these uses, the Company may invest net proceeds in marketable investment securities or short-term, interest-bearing assets.
     Stifel, Nicolaus & Company, Incorporated is the sole book-running manager in the offering. The co-manager is Stephens Inc. The Company has granted to the underwriters a 30-day option to purchase up to an additional 600,000 shares of common stock to cover over-allotments, if any.
     The Company has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement, the prospectus supplement, and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or the direct address for our filed documents at http://www.sec.gov/Archives/edgar/data/914374/. Alternatively, copies of the prospectus supplement and the prospectus relating to the offering may be obtained by contacting Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One South Street, 15th Floor, Baltimore, Maryland 21202, telephone: (443) 224-1988.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Southwest Bancorp, Inc. and Subsidiaries
     Southwest Bancorp, Inc. is the bank holding company for Stillwater National Bank and Trust Company and Bank of Kansas. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services and specialized cash management and other financial services from offices in Oklahoma, Texas, and Kansas and on the Internet, through SNB DirectBanker®.
Caution about Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. For details on factors that

NASDAQ: OKSB
Southwest Bancorp, Inc. Announces Pricing of $50 Million
Underwritten Public Offering of Common Shares
could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 200, and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.

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